UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2021

Edesa Biotech, Inc.
(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	001-37619	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Spy Court Markham, Ontario, Canada L3R 5H6
(Address of Principal Executive Offices)

 (289) 800-9600
Registrant’s telephone number, including area code

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Shares	EDSA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2021, Edesa Biotech, Inc., through its subsidiary Edesa Biotech Research, Inc. (“Edesa”), entered into an exclusive license agreement with Dr. Saul Yedgar (“Licensor”). Pursuant to the license agreement, Edesa obtained additional global rights to a pharmaceutical product that forms the basis of Edesa’s EB01 and EB02 drug candidates. Previously, Edesa entered into an exclusive license agreement with Yissum Research Development Company to sublicense the pharmaceutical product for use in topical dermatology and certain gastrointestinal indications. As a result of the license agreement entered into with Licensor, Edesa now holds exclusive global rights to the pharmaceutical product for all fields of use in humans and animals.

Under the license agreement, Edesa obtained exclusive rights throughout the world to certain know-how, patents and data relating to the pharmaceutical product. Edesa will use the exclusive rights to develop and commercialize the product for therapeutic, prophylactic and diagnostic uses in all applications except for topical dermal applications and anorectal applications (the “Field”). Unless earlier terminated, the term of the license agreement will expire on a country by country basis on the later of (i) the date of expiry of the last valid licensed patent in such country; or (ii) the date that is fifteen (15) years after the first commercial sale of a product in such country.

Pursuant to the license agreement, Edesa is exclusively responsible, at its expense, for the development of the product in the Field. Edesa is required to use its commercially reasonable efforts to develop and commercialize the product in the Field in accordance with the terms of a development plan established by the parties.

In exchange for the exclusive rights to develop and commercialize the product in the Field, Edesa is committed to payments of various amounts to Licensor upon meeting certain milestones outlined in the license agreement up to an aggregate amount of approximately $69.2 million. In addition, if Edesa fails to file an investigational new drug application or foreign equivalent (“IND”) for the product within the Field within a certain period of time following the date of the agreement, Edesa is required to remit to Licensor a fixed license fee for each full calendar year following such period within which such requirement to file an IND remains unfulfilled.

Edesa also has a commitment to pay Licensor a royalty based on net sales of the product in countries where Edesa, or an affiliate, directly commercializes the product and a percentage of sublicensing revenue received by Edesa and its affiliates in the countries where the company does not directly commercialize the product.

The license agreement provides that Licensor shall remain the exclusive owner of the licensed technology and that Edesa is responsible for preparing, filing, prosecuting and maintaining the patents on the licensed technology in Licensor’s name. Notwithstanding the foregoing, Edesa will be the exclusive owner of all patents and other intellectual property that is made by or on behalf of Edesa after the date of the agreement, including all improvements to the licensed technology.

If Edesa defaults or fails to perform any of the terms, covenants, provisions or its obligations under the license agreement, Licensor has the option to terminate the license agreement, subject to providing Edesa an opportunity to cure such default. Edesa has the right to terminate the agreement if it determines that the development and commercialization of the product is no longer commercially viable.

Subject to certain exceptions, Edesa has undertaken to indemnify Licensor against any liability, including product liability, damage, loss or expense derived from the use, development, manufacture, marketing, sale or sublicensing of the licensed product and technology.

The foregoing description of the agreement with Licensor contained herein does not purport to be complete and is qualified in its entirety by reference to the agreement, which is attached hereto as Exhibits 10.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1+	Exclusive License Agreement, dated as of March 16, 2021, by and between the Edesa Biotech Research, Inc. and Dr. Saul Yedgar.

 + Portions of this exhibit have been omitted pursuant to Rule 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Edesa Biotech, Inc.

Date: March 22, 2021	By:	/s/ Michael Brooks
	Name:	Michael Brooks
	Title:	President